Exhibit 99.1

compensation of directors
of
oyo geospace corporation

Each member of the Board of Directors of OYO Geospace Corporation (the "Company") who is not an employee of the Company is entitled to receive annual compensation for his service as a director of the Company. Up until December 3, 2004, the amount of this compensation offered was $25,000 for each non-employee director. Under the Company's 1997 Non-Employee Director Stock Plan (the "Director Plan"), one half of this annual compensation was payable in shares of common stock, $.01 par value, of the Company (the "Common Stock"), calculated based on the fair market value thereof on the date of issuance. On December 3, 2004, the Board approved a $2,500 increase in the annual compensation offered to each non-employee director, such increase to be paid in the form of shares of Common Stock. This increase was subject to the approval by the Company's stockholders at the Company's February 8, 2005 annual stockholders meeting of an amendment to the Director Plan to give the Board the flexibility to pay the $2,500 increase in the form of Common Stock and an amendment to the Director Plan to increase the number of shares that were issuable under that plan, as there was an insufficient number of shares of Common Stock reserved under that plan to pay the non-employee directors the relevant portion of their annual compensation in Common Stock. The Company's stockholders approved both of these amendments to the Director Plan, and they became effective, on February 8, 2005. Subsequently, the Company issued shares of its Common Stock to each non-employee director in payment of $15,000 of his annual director compensation. The Company pays the remaining $12,500 in annual director compensation to each non-employee director in cash in four equal quarterly installments. Thus each non-employee director is currently entitled to receive an aggregate of $27,500 in annual compensation for his service as a director of the Company.

As in past years, Mr. Kobayashi, a non-employee director of the Company, declined his annual director compensation paid in respect of fiscal year 2004.

Pursuant to the Director Plan, each non-employee director serving on the Board following each meeting of stockholders is also entitled to receive the grant of an option to acquire 3,150 shares of Common Stock at the fair market value on the date of that grant. In accordance with this plan, the Company granted an option for 3,150 shares of Common Stock to each non-employee director after its annual stockholder's meeting held on February 8, 2005. As in past years, Mr. Kobayashi, a non-employee director of the Company, declined the grant of this option.

All directors of the Company are reimbursed for ordinary and necessary expenses incurred in attending board and committee meetings.